SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*

                       Digital Generation Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   002539 21 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 14

------------------------------                   -------------------------------
CUSIP NO. 0002539211                  13G            Page  2  of  17  Pages
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Kleiner Perkins Caufield & Byers VI, L.P., a
                      California Limited Partnership ("KPCB VI")
                      94-3157816
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
         NUMBER OF                                                         - 0 -
           SHARES                     ------------------------------------------
       BENEFICIALLY                     6         SHARED VOTING POWER
         OWNED BY                                                      1,317,593
           EACH                       ------------------------------------------
         REPORTING                      7         SOLE DISPOSITIVE POWER
          PERSON                                                           - 0 -
           WITH                       ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                                       1,317,593
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       1,317,593
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP NO. 0002539211                  13G            Page  3  of  17  Pages
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KPCB VI Associates, L.P., a California Limited
                      Partnership ("KPCB VI Associates") 94-3158010
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                          - 0 -
                                      ------------------------------------------
              NUMBER OF                 6         SHARED VOTING POWER
               SHARES                             1,317,593 shares directly held
            BENEFICIALLY                          by KPCB VI. KPCB VI Associates
              OWNED BY                            is the general partner of KPCB
                EACH                              VI.
              REPORTING               ------------------------------------------
               PERSON                   7         SOLE DISPOSITIVE POWER
                WITH                                                      - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  1,317,593 shares directly held
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       1,317,593
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP NO. 0002539211                  13G            Page  4  of  17  Pages
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Brook H. Byers
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                             328
              NUMBER OF               ------------------------------------------
               SHARES                   6         SHARED VOTING POWER  1,317,593
            BENEFICIALLY                          shares  directly  held by KPCB
            OWNED BY EACH                         VI. KPCB VI  Associates is the
              REPORTING                           general  partner  of KPCB  VI.
               PERSON                             Mr. Byers is a general partner
                WITH                              of  KPCB  VI  Associates.  Mr.
                                                  Byers   disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                             328
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  1,317,593 shares directly held
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI.  Mr.  Byers  is a  general
                                                  partner of KPCB VI Associates.
                                                  Mr. Byers disclaims beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       1,317,921
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP NO. 0002539211                  13G            Page  5  of  17  Pages
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Vinod Khosla
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                           - 0 -
                                      ------------------------------------------
                                        6         SHARED VOTING POWER
              NUMBER OF                           1,317,593 shares directly held
               SHARES                             by KPCB  VI,  and  108  shares
            BENEFICIALLY                          held  indirectly  through  the
            OWNED BY EACH                         Vinod  & Neeru  Khosla  Trust.
              REPORTING                           KPCB  VI   Associates  is  the
               PERSON                             general  partner  of KPCB  VI.
                WITH                              Mr.   Khosla   is  a   general
                                                  partner of KPCB VI Associates.
                                                  Mr.      Khosla      disclaims
                                                  beneficial ownership of shares
                                                  held  directly  by KPCB VI and
                                                  the   Vinod  &  Neeru   Khosla
                                                  Trust.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                           - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  1,317,593 shares directly held
                                                  by KPCB  VI,  and  108  shares
                                                  held  indirectly  through  the
                                                  Vinod  & Neeru  Khosla  Trust.
                                                  KPCB  VI   Associates  is  the
                                                  general  partner  of KPCB  VI.
                                                  Mr.   Khosla   is  a   general
                                                  partner of KPCB VI Associates.
                                                  Mr.      Khosla      disclaims
                                                  beneficial ownership of shares
                                                  held  directly  by KPCB VI and
                                                  the   Vinod  &  Neeru   Khosla
                                                  Trust.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       1,317,701
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP NO. 0002539211                  13G            Page  6  of  17  Pages
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      E. Floyd Kvamme
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                      164
               SHARES                 ------------------------------------------
            BENEFICIALLY                6         SHARED VOTING POWER  1,317,593
            OWNED BY EACH                         shares  directly  held by KPCB
              REPORTING                           VI. KPCB VI  Associates is the
               PERSON                             general  partner  of KPCB  VI.
                WITH                              Mr.   Kvamme   is  a   general
                                                  partner of KPCB VI Associates.
                                                  Mr.      Kvamme      disclaims
                                                  beneficial ownership of shares
                                                  held directly by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                             164
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  1,317,593 shares directly held
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI.  Mr.  Kvamme  is a general
                                                  partner of KPCB VI Associates.
                                                  Mr.      Kvamme      disclaims
                                                  beneficial ownership of shares
                                                  held directly by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       1,317,757
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP NO. 0002539211                  13G            Page  7  of  17  Pages
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      L. John Doerr
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                           1,022
                                      ------------------------------------------
                                        6         SHARED VOTING POWER  1,317,593
              NUMBER OF                           shares  directly  held by KPCB
               SHARES                             VI. KPCB VI  Associates is the
            BENEFICIALLY                          general  partner  of KPCB  VI.
            OWNED BY EACH                         Mr. Doerr is a general partner
              REPORTING                           of  KPCB  VI  Associates.  Mr.
               PERSON                             Doerr   disclaims   beneficial
                WITH                              ownership   of   shares   held
                                                  directly by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                           1,022
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  1,317,593 shares directly held
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI.  Mr.  Doerr  is a  general
                                                  partner of KPCB VI Associates.
                                                  Mr. Doerr disclaims beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       1,318,615
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP NO. 0002539211                  13G            Page  8  of  17  Pages
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Joseph S. Lacob
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                            108
                                      ------------------------------------------
                                        6         SHARED VOTING POWER  1,317,593
              NUMBER OF                           shares  directly  held by KPCB
               SHARES                             VI. KPCB VI  Associates is the
            BENEFICIALLY                          general  partner  of KPCB  VI.
            OWNED BY EACH                         Mr. Lacob is a general partner
              REPORTING                           of  KPCB  VI  Associates.  Mr.
               PERSON                             Lacob   disclaims   beneficial
                WITH                              ownership   of   shares   held
                                                  directly by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                            108
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  1,317,593 shares directly held
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI.  Mr.  Lacob  is a  general
                                                  partner of KPCB VI Associates.
                                                  Mr. Lacob disclaims beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                      1,317,701
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          11.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP NO. 0002539211                  13G            Page  9  of  17  Pages
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Bernard Lacroute
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                            108
                                      ------------------------------------------
                                        6         SHARED VOTING POWER  1,317,593
              NUMBER OF                           shares  directly  held by KPCB
               SHARES                             VI. KPCB VI  Associates is the
            BENEFICIALLY                          general  partner  of KPCB  VI.
            OWNED BY EACH                         Mr.   Lacroute  is  a  general
              REPORTING                           partner of KPCB VI Associates.
               PERSON                             Mr.     Lacroute     disclaims
                WITH                              beneficial ownership of shares
                                                  held directly by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                            108
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  1,317,593 shares directly held
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI. Mr.  Lacroute is a general
                                                  partner of KPCB VI Associates.
                                                  Mr.     Lacroute     disclaims
                                                  beneficial ownership of shares
                                                  held directly by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                      1,317,701
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          11.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP NO. 0002539211                  13G            Page  10  of  17  Pages
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      James P. Lally
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                             155
                                      ------------------------------------------
                                        6         SHARED VOTING POWER  1,317,593
              NUMBER OF                           shares  directly  held by KPCB
               SHARES                             VI. KPCB VI  Associates is the
            BENEFICIALLY                          general  partner  of KPCB  VI.
            OWNED BY EACH                         Mr. Lally is a general partner
              REPORTING                           of  KPCB  VI  Associates.  Mr.
               PERSON                             Lally   disclaims   beneficial
                WITH                              ownership   of   shares   held
                                                  directly by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                            155
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  1,317,593 shares directly held
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI.  Mr.  Lally  is a  general
                                                  partner of KPCB VI Associates.
                                                  Mr. Lally disclaims beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                      1,317,748
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          11.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER.

                  Digital Generations Systems, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  875 Battery Street
                  San Francisco, California 94111

ITEM 2(A)-(C).    NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

                  This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

                  KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI
Associates' indirect, beneficial ownership of the shares of Common Stock of Digital Generations Systems, Inc. held directly by KPCB VI (the "Shares") and, with respect to the general partners of KPCB VI Associates, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB VI, and KPCB VI Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

                  Common Stock
                  CUSIP # 0002539211

ITEM 3.           Not Applicable.

ITEM 4.           OWNERSHIP.

                  See Rows 5-11 of the cover pages hereto.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Digital Generations Systems, Inc. held by each such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.
p
ITEM 10.          CERTIFICATION.

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                                    KPCB VI ASSOCIATES, L.P.,
                                    A CALIFORNIA LIMITED PARTNERSHIP


                                    By:
                                          --------------------------------
                                          A General Partner


                                    BROOK H. BYERS
                                    VINOD KHOSLA
                                    E. FLOYD KVAMME
                                    L. JOHN DOERR
                                    JOSEPH S. LACOB
                                    BERNARD LACROUTE
                                    JAMES P. LALLY


                                    By:
                                          --------------------------------
                                          Michael S. Curry
                                          Attorney-in-Fact


                                    KLEINER PERKINS CAUFIELD & BYERS
                                    VI, L.P., A CALIFORNIA LIMITED
                                    PARTNERSHIP

                                    By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                    By:
                                          ---------------------------------
                                          A General Partner

                                  EXHIBIT INDEX

                                                                 Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------

Exhibit A:  Agreement of Joint Filing                               15

Exhibit B:  List of General Partners of KPCB VI Associates          16

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d- 1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 1,317,593 Shares of Common Stock of Digital Generations Systems, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and, with respect to the general partners, such other holdings as are reported therein.


Date:  February 13, 1997

                                       KPCB VI ASSOCIATES, L.P.,
                                       A CALIFORNIA LIMITED PARTNERSHIP


                                       By:
                                           --------------------------------
                                           A General Partner


                                       BROOK H. BYERS
                                       VINOD KHOSLA
                                       E. FLOYD KVAMME
                                       L. JOHN DOERR
                                       JOSEPH LACOB
                                       BERNARD LACROUTE
                                       JAMES P. LALLY


                                       By:
                                           --------------------------------
                                           A General Partner


                                       KLEINER PERKINS CAUFIELD & BYERS
                                       VI, L.P., A CALIFORNIA LIMITED
                                       PARTNERSHIP

                                       By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                       By:
                                           --------------------------------
                                           A General Partner

                                    EXHIBIT B

                               General Partners of
              KPCB VI Associates, a California limited partnership


                  Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

2.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

3.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

4.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

5.       (a)      Joseph Lacob
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

                                                                   Page 17 of 17
6.       (a)      Bernard Lacroute
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

7.       (a)      James P. Lally
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen